As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-190675

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

QTS REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

12851 Foster Street

Overland Park, Kansas 66213

(913) 814-9988

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Shirley E. Goza

General Counsel

QTS Realty Trust, Inc.

12851 Foster Street

Overland Park, Kansas 66213

(913) 312-5503

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David W. Bonser Eve N. Howard Matt N. Thomson Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910	J. Gerard Cummins Edward F. Petrosky Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Phone: (212) 839-5300 Facsimile: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

QTS Realty Trust, Inc. has prepared this Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-190675) solely for the purpose of filing Exhibits 10.43 and 10.46. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Table the filing of the aforementioned exhibits).

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

SEC registration fee	$57,647
FINRA filing fee	75,538
NYSE listing fee	138,410
Printing and engraving fees	500,000
Legal fees and expenses	3,500,000
Accounting fees and expenses	850,000
Transfer agent and registrar fees	14,000
Miscellaneous expenses	464,405

Total	$5,600,000

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

Upon our formation on May 17, 2013, Chad L. Williams was issued 1,000 shares of common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. The shares were issued in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering. We will repurchase these shares in connection with this offering.

In connection with our formation transactions, QualityTech, LP, our operating partnership, will issue (i) 1,000 OP units to Mr. Williams in exchange for his ownership interest in QualityTech GP, LLC, the current general partner of our operating partnership, (ii) 133,000 shares of Class B common stock to Mr. Williams in exchange for an equivalent number of common limited partnership units of our operating partnership held by Mr. Williams, and (iii) 14,643,645 shares of Class A common stock to GA QTS Interholdco, LLC in exchange for its interest in General Atlantic REIT, Inc., majority owner of our operating partnership. These shares were issued in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act, as a transaction not involving a public offering.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while serving as a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. With respect to our directors, we will be the indemnitor of first resort to the extent that any directors simultaneously are entitled to indemnification from GA QTS Interholdco, LLC with respect to any of the same matters for which we are obligated to provide indemnification pursuant to our charter and bylaws.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.

See page F-1 for an index of the financial statements included in this Registration Statement on Form S-11.

(b) Exhibits.

The list of exhibits following the signature page of this Registration Statement on Form S-11 is incorporated by reference.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Overland Park, state of Kansas, on October 1, 2013.

QTS REALTY TRUST, INC.

By:	/s/ Chad L. Williams
Chad L. Williams Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 1, 2013	By:	/s/ Chad L. Williams
Chad L. Williams Chairman and Chief Executive Officer (Principal Executive Officer)

Date: October 1, 2013	By:	/s/ William H. Schafer
William H. Schafer (Principal Financial Officer and Principal Accounting Officer)

Date: October 1, 2013	By:	*
John W. Barter (Director)

Date: October 1, 2013	By:	*
William O. Grabe (Director)

Date: October 1, 2013	By:	*
Catherine R. Kinney (Director)

Date: October 1, 2013		By:	*
Peter A. Marino (Director)

Date: October 1, 2013		By:	*
Scott D. Miller (Director)

Date: October 1, 2013		By:	*
Philip P. Trahanas (Director)

Date: October 1, 2013		By:	*
Stephen E. Westhead (Director)

	*	By:	/s/ Shirley E. Goza
Shirley E. Goza (Attorney-in-Fact)

EXHIBIT LIST

Exhibit
1.1	*	Form of Underwriting Agreement
2.1	*	Merger Agreement dated September 19, 2013 by and among QTS Realty Trust, Inc., General Atlantic REIT, Inc. and GA QTS Interholdco, LLC
3.1	*	Form of Articles of Amendment and Restatement of QTS Realty Trust, Inc.
3.2	*	Amended and Restated Bylaws of QTS Realty Trust, Inc.
4.1	*	Form of Specimen Class A Common Stock Certificate
5.1	*	Opinion of Hogan Lovells US LLP regarding the validity of the securities
8.1	*	Opinion of Hogan Lovells US LLP regarding tax matters
10.1	*	Form of Fifth Amended and Restated Agreement of Limited Partnership of QualityTech, LP
10.2	*	Contribution Agreement dated as of September 19, 2013 by and between QualityTech, LP and Chad L. Williams
10.3	*	Class B Stock Purchase Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Quality Technology Group, LLC
10.4	*	Employment Agreement dated as of August 15, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Chad L. Williams†
10.5	*	Amended and Restated Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and William H. Schafer†
10.6	*	Employment Agreement dated as of June 15, 2012 by and among QualityTech GP, LLC, QualityTech, LP and James H. Reinhart†
10.7	*	Amendment No. 1 to Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and James H. Reinhart†
10.8	*	Employment Agreement dated as of June 29, 2012 by and among QualityTech GP, LLC, QualityTech, LP and Daniel T. Bennewitz†
10.9	*	Amendment No. 1 to Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Daniel T. Bennewitz†
10.10	*	Employment Agreement dated as of August 1, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Jeffrey H. Berson†
10.11	*	Amendment No. 1 to Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Jeffrey H. Berson†
10.12	*	Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Shirley E. Goza†
10.13	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Chad L. Williams
10.14	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and William H. Schafer
10.15	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and James H. Reinhart
10.16	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Daniel T. Bennewitz
10.17	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Jeffrey H. Berson

Exhibit
10.18	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Shirley E. Goza
10.19	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and John W. Barter
10.20	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and William O. Grabe
10.21	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Catherine R. Kinney
10.22	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Peter A. Marino
10.23	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Scott D. Miller
10.24	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Philip P. Trahanas
10.25	*	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Stephen E. Westhead
10.26	*	Non-Competition Agreement dated as of June 29, 2012 by and among Quality Technology Services, LLC and James H. Reinhart†
10.27	*	Non-Competition Agreement dated as of June 29, 2012 by and among Quality Technology Services, LLC and Daniel T. Bennewitz†
10.28	*	Form of Registration Rights Agreement by and among QTS Realty Trust, Inc. and the parties listed on Schedule I thereto
10.29	*	Form of Amended and Restated Registration Rights Agreement by and among QTS Realty Trust, Inc., QualityTech GP, LLC and GA QTS Interholdco, LLC
10.30	*	Form of Amended and Restated Registration Rights Agreement by and among QTS Realty Trust, Inc., QualityTech GP, LLC, Chad L. Williams and certain entities owned or controlled by Chad L. Williams
10.31	*	Form of Tax Protection Agreement by and among QTS Realty Trust, Inc., QualityTech, LP and the signatories party thereto
10.32	*	QualityTech, LP 2010 Equity Incentive Plan†
10.33	*	Amendment No. 1 to Qualitytech, LP 2010 Equity Incentive Plan†
10.34	*	Form of Class O Unit Award Agreement (Time-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan†
10.35	*	Form of Class O Unit Award Agreement (Performance-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan†
10.36	*	Form of Class O Unit Award Agreement under QualityTech, LP 2010 Equity Incentive Plan†
10.37	*	Form of Class RS Unit Award Agreement (Time-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan†
10.38	*	Form of Class RS Unit Award Agreement (Performance-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan†
10.39	*	QTS Realty Trust, Inc. 2013 Equity Incentive Plan†
10.40	*	Form of Restricted Shares Agreement under QTS Realty Trust, Inc. 2013 Equity Incentive Plan†
10.41	*	Form of Non-Qualified Option Agreement under QTS Realty Trust, Inc. 2013 Equity Incentive Plan†
10.42	*	Second Amended and Restated Credit Agreement dated May 1, 2013 by and among QualityTech, LP, as borrower, the Lenders party thereto, KeyBank National Association, as agent, Regions Bank, as syndication agent, and KeyBanc Capital Markets, as sole lead arranger and sole book manager

Exhibit
10.43		First Amendment to Second Amended and Restated Credit Agreement dated as of September 25, 2013 by and among Quality Tech, LP, as borrower, the guarantors party thereto, KeyBank National Association, the Lenders party thereto and KeyBank National Association
10.44	*	Credit Agreement dated December 21, 2012 by and among Quality Investment Properties Richmond, LLC, as a borrower, Quality Technology Services Richmond II, LLC, as a Guarantor, QualityTech, LP, as a guarantor, the Lenders party thereto, Regions Bank, as administrative agent, Bank of America, N.A., as syndication agent, and Regions Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint book managers
10.45	*	First Amendment to Credit Agreement, dated May 1, 2013, by and among Quality Investment Properties Richmond, LLC, Quality Technology Services Richmond II, LLC, QualityTech, LP, the Lenders party thereto, and Regions Bank, as administrative agent
10.46		Second Amendment to Credit Agreement, dated as of September 25, 2013, by and among Quality Investment Properties Richmond, LLC, Quality Technology Services Richmond II, LLC, QualityTech, LP, the Lenders party thereto, and Regions Bank, as administrative agent
10.47	*	Ground Lease, dated October 2, 1997, by and between Mission-West Valley Land Corporation, as landlord, and Nexus Properties, Inc., Kinetic Systems, Inc., Digital Square, Inc., R. Darrell Gary, Michael J. Reidy and Michael J. Reidy as trustee of the Ronald Bonaguidi irrevocable trust, together as tenants
10.48	*	First Amendment to Ground Lease, dated April 29, 1998, by and between Mission-West Valley Land Corporation, as landlord, and Nexus Properties, Inc., Kinetic Systems, Inc., R. Darrell Gary, Michael J. Reidy and Michael J. Reidy as trustee of the Ronald Bonaguidi irrevocable trust, together as tenants
10.49	*	Second Amendment to Ground Lease, dated September 24, 2009, by and between Mission-West Valley Land Corporation, as landlord, and Quality Investment Properties Santa Clara, LLC, Chad L. Williams
10.50	*	Third Amendment to Ground Lease, dated November 17, 2011, by and between Mission-West Valley Land Corporation, as landlord, and Quality Investment Properties Santa Clara, LLC, Chad L. Williams
10.51	*	Lease Agreement, dated January 1, 2009, by and between Quality Investment Properties-Williams Center, L.L.C. and Quality Technology Services Lenexa, LLC
10.52	*	First Amendment to Lease, dated March 1, 2013, by and between Quality Investment Properties-Williams Center, L.L.C. and Quality Technology Services Lenexa, LLC
21.1	*	List of Subsidiaries of the Company
23.1	*	Consent of Ernst & Young, LLP
23.2	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
23.3	*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
24.1	*	Power of Attorney

†	Indicates management contract or compensatory plan.
*	Previously filed.